Exhibit 3a


                                    RESTATED


                          CERTIFICATE OF INCORPORATION


                                       OF


                        AMPAL-AMERICAN ISRAEL CORPORATION


                 Under Section 807 of the Business Corporation Law


        We, Michael Jaffe and Lawrence Lefkowitz, being respectively the

President and Secretary of Ampal-American Israel Corporation, in accordance with

Section 807 of the Business Corporation Law, do hereby certify:


        1. The name of the corporation is now Ampal-American Israel Corporation.

The corporation was formed under the name Ampal-American Palestine Trading

Corporation.


        2. The certificate of incorporation was filed by the Department of State on February 6, 1942.


        3. The text of the certificate of incorporation as amended and corrected heretofore and now in effect is hereby restated, without making any amendment or change, to read in full as follows:


        "FIRST: The name of the corporation shall be AMPAL-AMERICAN ISRAEL

CORPORATION. SECOND: The purposes for which it is to be formed are:


              1.     To develop trade between the United States and Palestine

                     and its surrounding countries and to assist in the

                     development of the economic resources of Palestine.

              2.     To subscribe for and acquire shares of stock or interests,

                     bonds, notes, debentures, mortgages, deeds or certificates of trust and other evidences of indebtedness of any

                     individuals, firms, corporations, association, incorporated or unincorporated, cooperative or otherwise, for any

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                     industrial, commercial, banking credit, agriculture or

                     other purposes in or relating to Palestine.

              3.     To afford financial aid to commercial banking, credit,

                     industrial, and agricultural enterprises cooperative and

                     otherwise, in and relating to Palestine, so far as may be

                     permitted by the laws of the State of New York.

              4.     To manufacture, purchase, or otherwise acquire, hold, own,

                     manage, sell, pledge, transfer, export, import, trade and

                     deal in, goods, wares and merchandise of every character

                     and description, whether as principal or agent.

              5.     To purchase or otherwise acquire real and personal property of every kind and description, and wheresoever situated,

                     including the stocks, bonds, or other evidences of

                     indebtedness of any corporation, domestic or foreign, and

                     to issue in payment or exchange therefor its stock,

                     debentures, notes, bonds or other obligations.

              6.     As a reasonable incident to the transaction of other

                     corporate business, and so far as consistent with the laws of the State of New York, or where necessary to prevent

                     corporate funds from being unproductive to lend money to

                     individuals, firms, corporations or association in or

                     relating to Palestine.

              7.     To apply for, obtain, register, purchase, lease or

                     otherwise acquire, hold, own, use, operate, introduce,

                     sell, assign, or otherwise dispose of, any and all

                     copyrights, trademarks and patents and any and all

                     inventions, improvements, apparatus, appliances and

                     processes used in connection with or secured under letters patent of the United States of America, or elsewhere or

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                     otherwise, and to use, exercise, develop and grant licenses in respect of. or otherwise turn to account any such

                     copyrights, trademarks, patents, inventions, improvements,

                     apparatus, appliances, processes and the patents,

                     inventions, improvements, apparatus, appliances, processes and the like so acquired.

              8.     To make and enter intocontracts of all kinds with and to

                     act as agent, factor or representative for any individual,

                     firm association, private, public, quasi-public or

                     municipal corporation, state, government or governmental

                     authority.

              9.     To make and enter into any agreement not repugnant to the

                     laws of the State of New York with any foreign governmental or municipal authority which may be deemed for the benefit of the company; to obtain from any such authority or

                     otherwise acquire by purchase, lease, assignment, or in any lawful manner, any powers, rights, privileges, mandates,

                     franchises, and concessions not repugnant to such laws

                     which the company may deem desirable; and to exercise and

                     exploit the same, and to undertake and prosecute any

                     business dependent thereon.

              10.    To exercise in respect of all bonds, mortgages, debentures,

                     notes, shares of capital stock, securities, obligations,

                     contracts, evidences, of indebtedness and other property,

                     any and all the rights, powers and privileges of individual owners thereof.

              11.    To purchase, hold, sell, transfer and reissue the shares of its own stock provided that shares of its own stock

                     belonging to it shall not be voted upon directly or

                     indirectly; also to purchase, sell, transfer, pledge and

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                     reissue bonds, certificates of interest or debentures which it may have issued.

              12.    So far as may be permitted by the laws of the State of New

                     York, to sell and dispose of any securities and any other

                     property, real or personal and to rediscount or assign any negotiable paper, owned or acquired by the corporation in

                     the course of its business operations, and to borrow money for its corporate purposes, and in that connection to

                     mortgage, pledge and hypothecate any shares of stock,

                     notes, deeds, or certificates of trust, bonds, debentures,

                     or other evidences of indebtedness or any other property

                     owned or held by it.

              13.    To aid by loan, subsidy, guaranty or in any other lawful

                     manner whatsoever, any individual, firm, corporation or

                     association whose bonds, stocks, or securities or other

                     obligations are in any manner, either directly or

                     indirectly held or guaranteed by the corporation; to do any and all other acts toward the preservation, protection,

                     improvement or enhancement in value of any such stocks,

                     bonds, securities or other obligations, and to to do all

                     and any such acts or things designed to accomplish any such purpose, not inconsistent with the laws of the State of New

                     York.

              14.    To authorize and permit any and all of the directors of the

                     Company, notwithstanding their official relations to it, to enter into, negotiate, consummate and perform any contract,

                     agreement or transaction of any name or nature between the

                     Company and themselves, or any or all of the individuals

                     from time to time constituting the Board of Directors of

                     the Company, or any firm or corporation in which any such

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                     director may be interested, directly or indirectly, or

                     employed therein or connected therewith, or in which such

                     director or directors may hold any office as director,

                     officer, stockholder, employee, associate or partner, or

                     otherwise, whether or not such individual or individuals,

                     firm or corporation thus contracting with the company shall thereby derive personal or corporate profit or benefit or

                     otherwise; the intent hereof being to relieve each and

                     every person who may be or become a director of the Company from any disability that might otherwise exist of

                     contracting with the Company for the benefit of himself, or of the copartnership or corporation in which he may be in

                     any wise interested.

              15.    To do any and all things herein set forth, and such other

                     things as are incidental, necessary or conducive to the

                     attainment of the above objects or any of them, to the same extent as natural persons might or could do, and in any

                     part of the world, as principals, agents, commission

                     merchants, factors, contractors, trustees or otherwise,

                     alone or in company with others.

        The objects and powers specified in any clause contained in this second paragraph shall, except where otherwise expressed in said paragraph, be in no wise limited or restricted by reference to or inference from the terms of any other clause of this or other paragraph in this certificate of incorporation,

but the objects and powers specified in each of the clauses of this paragraph shall be regarded as independent objects and powers.

        The foregoing enumeration of powers shall not be held to limit or restrict in any manner the lawful powers of this corporation. The corporation shall have the power to conduct its business and promote its objects in all of



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its branches and to have one or more offices, and to hold, purchase, mortgage and convey real and personal property, both within and without the State of New

York, in other states, in the territories and possessions of the United States,

in Palestine, and in all other foreign countries without restriction as to the place where or as to the extent to which such business shall be carried on.

        THIRD: The aggregate number of shares which the Corporation is authorized to issue is Thirty-Four Million Nine Hundred Ninety-Two Thousand

Eight Hundred Fifty (34,992,850) shares divided into three classes as herein-after set forth.

        FOURTH: Said Thirty-Four Million Nine Hundred Ninety-Two Thousand Eight

Hundred Fifty (34,992,850) shares which the Corporation has authority to issue shall be divided into three classes which shall consist of Sixty Thousand

(60,000) shares of Common Stock of the par value of Fifty Dollars ($50.00) per share, Thirty Million (30,000,000) shares of Class "A" Stock of the par value of

One Dollar ($1.00) per share, and Four Million Nine Hundred Thirty-Two Thousand

Eight Hundred Fifty (4,932,850) shares of Preferred Stock of the par value of

Five Dollars ($5.00) per share.

        The designations, preferences, privileges and voting powers or restrictions or qualifications of each of the several classes of stock shall be as follows:

        A.  Class "A" Stock, Common Stock and
        -------------------------------------

        4% Cumulative Convertible Preferred Stock
        -----------------------------------------


        Six Hundred Fifty Thousand (650,000) shares of the authorized Preferred

Stock shall constitute a series of Preferred Stock designated "4% Cumulative

Convertible Preferred Stock."

        The holders of the said Preferred Stock shall be entitled to receive cumulative dividends at the rate of four (4%) percent per annum payable out of


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surplus or net earnings of the Corporation before any dividends are paid in such year upon Common Stock or Class "A" Stock. The said dividends on the said

Preferred Stock shall be cumulative so that if the Corporation fails to pay such dividends on such Preferred Stock in any calendar year, such deficiency shall be paid in full (without interest) before any dividends shall be paid on Common

Stock or Class "A" Stock. If, after payment of all cumulative dividends on the

Preferred Stock, there shall remain any surplus, before any further dividends are paid in such year upon the Preferred Stock, the holders of the Class "A"

Stock shall be entitled to receive non-cumulative dividends at the rate of 4%

per annum. If, after the payment of all cumulative dividends on the Preferred

Stock and payment of a non-cumulative dividend of 4% of the outstanding Class

"A" Stock, there shall remain any surplus, before the Common Stock shall be entitled to receive dividends, the Preferred Stock and Class "A" Stock shall be entitled to receive additional non-cumulative dividends at the rate of 8% (Eight per cent) per annum. If, after payment of cumulative dividends on the Preferred

Stock and a payment of a non-cumulative dividend of 4% of the outstanding Class

"A" Stock, and an additional dividend of 8% of the Preferred Stock and Class "A"

Stock, there shall remain any surplus, before any additional dividends are declared on the Preferred Stock and Class "A" Stock, the Common Stock shall be entitled to receive a non-cumulative dividend not exceeding 12% and if thereafter there shall remain any surplus, the same may be declared as dividends by the Board of Directors upon the Preferred Stock, the Class "A" Stock and the

Common Stock which dividends shall be participated in pari passu by the holders of Preferred Stock, Class "A" Stock and Common Stock.

        In the event that the affairs of the Corporation are liquidated and its assets distributed by dissolution, sale or otherwise, the holders of the

Preferred Stock then outstanding shall be paid the par value thereof and all unpaid accrued dividends before any distribution shall be made to the holders of



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Common Stock or Class "A" Stock. After such payment to the Preferred stockholders, the holders of the Common Stock and Class "A" Stock shall be paid in an amount equal to the par value thereof; after which the then remaining assets, if any, shall be distributed to the stockholders according to the number of shares held by each and the par value thereof.

        The holders of the Class "A" Stock shall be entitled to vote one (1)

vote for each share of such stock at all meetings of stockholders.

        The holders of the Common Stock, at all meetings of stockholders, voting as a class, shall be entitled to as many votes as shall equal the aggregate number of votes to which all holders of Class "A" Stock, present either in person or by proxy at such meeting or voting, shall be entitled to vote in respect of the Class "A" shares.

        Except as otherwise provided by law, the holders of the Preferred Stock shall not have the right to vote at such elections, nor at any annual or special meeting of the Corporation; nor shall they be entitled to vote in a proceeding for mortgaging the property and franchises of the Corporation pursuant to

Section Sixteen of the Stock Corporation Law, for guaranteeing the bonds of another corporation pursuant to Section Nineteen of the Stock Corporation Law,

for sale of the franchises and property pursuant to Section Twenty of the Stock

Corporation Law, for establishing priorities or creating preferences among the several classes of stock pursuant to Section Thirty-Six of the Stock Corporation

Law, for consolidation pursuant to Section Eighty-Six of the Stock Corporation

Law, for voluntary dissolution pursuant to Section One Hundred and Five of the

Stock Corporation Law, nor for change of name pursuant to the General

Corporation Law. When, however, the Corporation fails to earn and pay any dividends on the Preferred Stock for a period of three (3) successive years,

then and in that event alone, the holders of the Preferred Stock shall have the exclusive right to vote at the election of directors one (1) vote for every



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share of stock. If at any time thereafter all the cumulative dividends on the

Preferred Stock shall be fully paid up to date, the holders of the Common Stock and the Class "A" Stock shall again have the exclusive right to vote at meetings of stockholders, except as otherwise provided by law.

        The Preferred Stock, at the option of the respective holders thereof,

shall be convertible at any time and from time to time into fully paid and non-assessable shares of Class "A" Stock, upon surrender to the Corporation or to its Transfer Agent of the Certificates for Preferred Stock so to be

converted, duly endorsed in blank for transfer, in the ratio of five (5) shares of Class "A" Stock for one (1) share of Preferred Stock. All shares of said

Preferred Stock so converted shall be returned and shall not again be issued by the Corporation.

        The Corporation shall at all times have in reserve a sufficient number of shares of Class "A" Stock for issuance in exchange for shares of Preferred

Stock upon the terms and conditions hereinbefore set forth.

        B.  6-1/2% Cumulative Convertible Preferred

        Stock

        Four Million Two Hundred Eighty-Two Thousand Eight Hundred Fifty

(4,282,850) shares of the authorized Preferred Stock shall constitute a series designated "6 1/2% Cumulative Convertible Preferred Stock."

        The holders of 6 1/2% Cumulative Convertible Preferred Stock shall be entitled to receive cumulative dividends at the rate of six and one-half (6

1/2%) percent per annum, payable out of surplus or net earnings of the

Corporation before any dividends are paid in such year upon Common Stock or

Class "A" Stock. The said dividends on the said 6 1/2% Cumulative Convertible

Preferred Stock shall be cumulative so that if the Corporation fails to pay such dividends on such 6 1/2% Cumulative Convertible Preferred Stock in any calendar year, such deficiency shall be paid in full (without interest) before any dividends shall be paid on Common Stock or Class "A" Stock. After the payment of



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all current and cumulative dividends payable on the 6 1/2% Cumulative

Convertible Preferred Stock in any year, no further dividends shall be paid in such year upon the 6 1/2% Cumulative Convertible Preferred Stock.

        There shall be no preferences as to the payment of dividends on either the 4% Cumulative Convertible Preferred Stock or 6 1/2% Cumulative Convertible

Preferred Stock, which are payable prior to the payment of dividends on the surplus or net earnings of the Corporation are less than the aggregate amount of the dividends payable on the 4% Cumulative Convertible Preferred Stock and 6

1/2% Cumulative Convertible Preferred Stock, then any dividends paid shall be applied ratably (according to the respective numbers of shares thereof outstanding multiplied by the par value thereof) to the payment of the dividends payable on the 4% Cumulative Convertible Preferred Stock and the dividends payable on the 6 1/2% Cumulative Convertible Preferred Stock.

        In the event that the affairs of the Corporation are liquidated and its assets distributed by dissolution, sale or otherwise, the holders of the 6 1/2%

Cumulative Convertible Preferred Stock then outstanding shall be paid the par value thereof and all unpaid accrued dividends before any distribution shall be made to the holders of Common Stock or Class "A" Stock, and in connection with any payments made upon liquidation of the Corporation, there shall be no preferences as to the payment of such amounts on the 4% Cumulative Convertible

Preferred Stock or the 6 1/2% Cumulative Convertible Preferred Stock, but in the

event the assets of the Corporation to be distributed shall be less than the amounts payable to the 4% Cumulative Convertible Preferred Stock and 6 1/2%

Cumulative Convertible Preferred Stock, then any such payments shall be applied ratably (according to the respective numbers of shares outstanding) to the amounts payable on the Cumulative Convertible Preferred Stock and to the amounts payable on the 6 1/2% Cumulative Convertible Preferred Stock.




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        Except as otherwise provided by law, the holders of the 6 1/2%

Cumulative Convertible Preferred Stock shall not have the right to vote at any elections, nor at any annual or special meeting of the Corporation; nor shall they be entitled to vote in a proceeding for mortgaging the property and franchises of the Corporation, for guaranteeing the bonds of another corporation, for sale of franchises and property, for establishing priorities or creating preferences among the several classes of stock, for mergers or consolidations of the Corporation, for voluntary dissolution, nor for a change of name of the Corporation pursuant to the Business Corporation Law. When,

however, the Corporation fails to earn and pay any dividends on the Preferred

Stock for a period of three (3) successive years, then and in that event alone,

the holders of the Preferred Stock shall have the exclusive right to vote at the election of directors one (1) vote for every share of stock. If at any time thereafter all the cumulative dividends on the Preferred Stock shall be fully paid up to date, the holders of the Common Stock and the Class "A" Stock shall again have the exclusive right to vote at meetings of stockholders, except as otherwise provided by law.

        The 6 1/2% Cumulative Convertible Preferred Stock, at the option of the respective holders thereof, shall be convertible at any time and from time to time into fully paid and non-assessable shares of Class "A" Stock, upon surrender to the Corporation or to its Transfer Agent of the Certificates for 6

1/2% Cumulative Convertible Preferred Stock so to be converted, duly endorsed in blank for transfer, in the ratio of three (3) shares of Class "A" Stock for one

(1) share of 6 1/2% Cumulative Convertible Preferred Stock. All shares of said 6

1/2% Cumulative Convertible Preferred Stock so converted shall be returned and shall not again be issued by the Corporation.

        The Corporation shall at all times have in reserve a sufficient number of shares of Class "A" Stock for issuance in exchange for shares of the 6 1/2%



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Cumulative Convertible Preferred Stock upon the terms and conditions hereinbefore set forth.

        The Board of Directors shall have the authority to issue the preferred stock in series. The Board of Directors is authorized to determine the number of shares in each subsequent series and to fix from time to time before issuance,

the designations, preferences, privileges and voting powers of the shares of each subsequent series of the preferred stock and the restrictions or qualifications thereof; provided that the shares of all series of the same class having voting power shall not have more than one vote each, and when the stated

dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on said shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

        FIFTH: The office of the Corporation shall be located in the City of New

York, County of New York; and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation,

which may be served upon him is 10 Rockefeller Plaza, New York, New York.

        SIXTH: The duration of the Corporation shall be perpetual.

        SEVENTH:  Deleted.

        EIGHTH:  [Omitted]

        NINTH:  [Omitted]

        TENTH:  [Omitted]

        ELEVENTH:  The Secretary of the State of New York is hereby designated as the agent of the corporation upon whom process in any action or proceeding may be served.



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        4. The foregoing restatement of the certificate of incorporation was authorized by the Board of Directors of the corporation at a duly constituted meeting held on November 5, 1982.

        IN WITNESS WHEREOF, we have executed this Restated Certificate of

Incorporation and affirm it to be true under the penalties of perjury this 23rd day of December, 1982.



                                                   /s/ Michael Jaffe
                                                   -----------------------------
                                                   Michael Jaffe, President



                                                   /s/ Lawrence Lefkowitz
                                                   -----------------------------
                                                   Lawrence Lefkowitz, Secretary

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